SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant:        Yes.

Filed by a Party other than the Registrant:  No.

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                             UNION COMMUNITY BANCORP
                (Name Of Registrant As Specified In Its Charter)

                             UNION COMMUNITY BANCORP
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11
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                  applies:             N/A
         (2)      Aggregate number of securities to which transaction
                  applies:             N/A
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and
                  state how it was determined):     N/A
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         (5)      Total fee paid:
[ ]      Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
         Schedule and the date of its filing.       N/A
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         (3)      Filing Party:
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

                             Union Community Bancorp
                               221 E. Main Street
                          Crawfordsville, Indiana 47933
                                 (765) 362-2400

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

--------------------------------------------------------------------------------
                          To Be Held On April 16, 2003

     Notice is hereby given that the Annual Meeting of Shareholders of Union Community Bancorp (the "Holding Company") will be held at the Crawfordsville Country Club at 2904 Country Club Road, Crawfordsville, Indiana, on Wednesday, April 16, 2003, at 3:00 p.m., Eastern Standard Time.

     The Annual Meeting will be held for the following purposes:

     1. Election of Directors. Election of four directors of the Holding Company to serve three-year terms expiring in 2006.

     2. Ratification of Auditors. Approval and ratification of the appointment of BKD, LLP as auditors for Union Community Bancorp for the fiscal year ending December 31, 2003.

     3. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on February 24, 2003, are entitled to vote at the meeting or any adjournment thereof.

     We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

     A copy of our Annual Report for the fiscal year ended December 31, 2002, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

                                            By Order of the Board of Directors


                                            By: /s/ Joseph E. Timmons
                                            ------------------------------------
                                            Joseph E. Timmons, President

Crawfordsville, Indiana
March 12, 2003

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                            Union Community Bancorp
                               221 E. Main Street
                          Crawfordsville, Indiana 47933
                                 (765) 362-2400

--------------------------------------------------------------------------------
                                PROXY STATEMENT

--------------------------------------------------------------------------------
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                 April 16, 2003

     This Proxy Statement is being furnished to the holders of common stock, without par value (the "Common Stock"), of Union Community Bancorp (the "Holding Company"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Holding Company to be voted at the Annual Meeting of Shareholders to be held at 3:00 p.m., Eastern Standard Time, on April 16, 2003, at the Crawfordsville Country Club at 2904 Country Club Road, Crawfordsville, Indiana, and at any adjournment of such meeting. The principal asset of the Holding Company consists of 100% of the issued and outstanding shares of common stock, $.01 par value per share, of Union Federal Savings and Loan Association (the "Association"). This Proxy Statement is expected to be mailed to the shareholders of the Holding Company on or about March 12, 2003.

     The proxy solicited hereby, if properly signed and returned to the Holding Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

     Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Holding Company written notice thereof (Denise E. Swearingen, 221 E. Main Street, Crawfordsville, Indiana 47933), (ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only shareholders of record at the close of business on February 24, 2003 ("Voting Record Date"), will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 2,278,000 shares of the Common Stock issued and outstanding, and the Holding Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. The holders of over 50% of the outstanding shares of Common Stock as of the Voting Record Date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 24, 2003, by each person who is known by the Holding Company to own beneficially 5% or more of the Common Stock. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

                                Number of Shares
Name and Address                of Common Stock                 Percent
of Beneficial Owner(1)          Beneficially Owned             of Class

HomeFederal Bank, as Trustee
501 Washington Street
Columbus, Indiana 47201           184,000  (2)                   8.1%
-------------------------------

(1) The information in this chart is based on a Schedule 13G Report filed by the above-listed person with the Securities and Exchange Commission (the "SEC") containing information concerning shares held by it. It does not reflect any changes in those shareholdings which may have occurred since the date of such filing.

(2) These shares are held by the Trustee of the Union Community Bancorp Employee Stock Ownership Plan and Trust (the "ESOP"). The Employees participating in that Plan are entitled to instruct the Trustee how to vote shares held in their accounts under the Plan. Unallocated shares held in a suspense account under the Plan are required under the Plan terms to be voted by the Trustee in the same proportion as allocated shares are voted.

                       PROPOSAL I -- ELECTION OF DIRECTORS

     The Board of Directors consists of ten members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. Directors must have their principal domicile in Montgomery County, Indiana, must have had a loan or deposit relationship with the Association for a continuous period of 12 months prior to their nomination to the Board (or in the case of directors in office on September 11, 1997, prior to that date), and non-employee directors must have served as a member of a civic or community organization based in Montgomery County, Indiana for at least a continuous period of 12 months during the five years prior to their nomination to the Board. The Board of Directors of the Holding Company may waive one or more of these requirements for one new member appointed to the Board in connection with the acquisition of another financial institution by the Holding Company if the new member is a member of the Board of the acquired financial institution and meets all of the eligibility requirements with respect to the acquired financial institution. The nominees for director this year are C. Rex Henthorn, Samuel H. Hildebrand, Joseph M. Malott and Harry
A. Siamas, each of whom is a current director of the Holding Company. If elected by the shareholders at the Annual Meeting, the terms of Messrs. Henthorn, Hildebrand, Malott and Siamas will expire in 2006.

     Messrs. Henthorn, Foster and Malott were added to the Board for terms ending in 2003, in the case of Messrs. Henthorn and Malott, and 2004, in the case of Mr. Foster, in connection with the Holding Company's acquisition of Montgomery Financial Corporation. Under the agreement relating to that acquisition, the Holding Company agreed to nominate such directors for an additional three-year term when their current terms expire.

     Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

     The following table sets forth certain information regarding the nominees for the position of director of the Holding Company, including the number and percent of shares of Common Stock beneficially owned by such persons as of the Voting Record Date. Unless otherwise indicated, each nominee has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. Joseph E. Timmons, President of the Holding Company, is the father-in-law of Alan L. Grimble, the Holding Company's Chief Executive Officer. Apart from this relationship, no nominee for director is related to any other nominee for director or executive officer of the Holding Company by blood, marriage, or adoption and, except as described above with respect to the former Montgomery Financial Corporation directors, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The table also sets forth the number of shares of Holding Company Common Stock beneficially owned by the chief executive officer of the Holding Company and by all directors and executive officers of the Holding Company as a group.

                                               Director of       Director         Common Stock
                               Expiration      the Holding        of the          Beneficially
                               of Term as        Company        Association        Owned as of         Percentage
Name                            Director         Since            Since         February 24, 2003      of Class(1)
-------------------------      ----------      -----------      -----------     -----------------      -----------
Director Nominees
C. Rex Henthorn                   2006            2002             2002             15,830                 .7%
Samuel H. Hildebrand              2006            1997             1995             26,583 (2)            1.2%
Joseph M. Malott                  2006            2002             2002              4,887                 .2%
Harry A. Siamas                   2006            1997             1994             25,860 (3)            1.1%

Directors
Continuing in Office
Philip L. Boots                   2004            1997             1991             27,200 (4)            1.2%
Marvin L. Burkett                 2005            1997             1975             21,600 (5)             .9%
Mark E. Foster                    2004            2002             2002              2,399                 .1%
Phillip E. Grush                  2005            1997             1982             23,990 (6)            1.0%
John M. Horner                    2004            1997             1979             37,060 (7)            1.6%
Joseph E. Timmons                 2005            1997             1973            109,504 (8)            4.7%

Executive Officer
Alan L. Grimble                                                                     15,250 (9)             .7%
All directors and
executive officers
as a group (13 persons)                                                            335,565 (10)          14.1%
------------------------

(1) Based upon information furnished by the respective director nominees. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes.

(2) Includes 1,040 shares held under the Union Federal Savings and Loan Association Recognition and Retention Plan and Trust (the "RRP") and 10,400 shares subject to options granted under the Union Community Bancorp Option Plan (the "Option Plan"). Does not include options for 2,600 shares granted to the director under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(3) Includes 1,000 shares held jointly by Mr. Siamas and his aunt, 300 shares held by his wife as custodian for their children, 2,080 shares held jointly with his spouse, 1,040 shares held under the RRP and 10,400 shares subject to options granted under the Option Plan. Does not include options for 2,600 shares granted to the director under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(4) Includes 10,000 shares owned by a corporation controlled by Mr. Boots, 3,120 shares held jointly with his spouse, 1,040 shares held under the RRP and 10,400 shares subject to options granted under the Option Plan. Does not include options for 2,600 shares granted to the director under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(5) Includes 3,420 shares owned jointly by Mr. Burkett and his wife, 1,040 shares held under the RRP and 10,400 shares subject to options granted under the Option Plan. Does not include options for 2,600 shares granted to the director under the Option Plan, which are not exercisable within 60 days of the Voting Record Date.

(6) Includes 4,500 shares held jointly by Mr. Grush and his wife, 1,040 shares held under the RRP, and 10,400 shares subject to options granted under the Option Plan. Does not include options for 2,600 shares granted to the director under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(7) Includes 3,601 shares owned by a corporation controlled by Mr. Horner, 3,000 shares owned by a partnership controlled by Mr. Horner, 14,000 shares owned jointly by Mr. Horner and his wife, 890 shares held jointly by Mr. Horner or his wife and their children or by Mrs. Horner as custodian for her minor grandchildren, 1,040 shares held under the RRP, and 10,400 shares subject to options granted under the Option Plan. Does not include options for 2,600 shares granted to the director under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(8) Includes 6,000 shares held under the RRP, 14,182 shares allocated to Mr. Timmons' account under the Union Community Bancorp Employee Stock Ownership Plan and Trust ("ESOP") as of December 31, 2002, and 34,260 shares subject to options granted under the Option Plan. Does not include options for 40,740 shares granted to the director under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(9) Includes 2,000 shares held jointly by Mr. Grimble and his wife, 8,000 shares held under the RRP and 4,075 shares allocated to Mr. Grimble's account under the ESOP as of December 31, 2002. Does not include options for 20,000 shares granted to Mr. Grimble under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(10) Includes 21,240 shares held under the RRP, 23,545 shares allocated to the accounts of such persons under the ESOP as of December 31, 2002, and 104,660 shares subject to options granted under the Option Plan. Does not include options for 88,340 shares granted to the executive officers and directors under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

     Presented below is certain information concerning the directors and director nominees of the Holding Company:

     Philip L. Boots (age 55) has served since 1985 as President of Boots Brothers Oil Company, Inc., a petroleum marketer that operates gasoline outlets, convenience grocery stores and car washes in the Crawfordsville area.

     Marvin L. Burkett (age 75) has retired from his work as a farmer and farm equipment dealer in Montgomery County since 1956.

     Mark E. Foster (age 50) has been the owner and manager of Birkey's Farm Store, Inc., a retail farm equipment and automobile dealership located in Warren County, Indiana, since 1983.

     Phillip E. Grush (age 71) worked as a self-employed optometrist in Crawfordsville from 1960 until September, 1996 when he sold his practice. He currently works for Dr. Michael Scheidler in Crawfordsville as a part-time employee/consultant.

     C. Rex Henthorn (age 65) is a partner with Henthorn, Harris & Weliever, P.C., a professional legal corporation engaged in the general practice of law.

     Samuel H. Hildebrand, II (age 63) has served since 1995 as President and Chief Executive Officer of Village Traditions, Inc., a company engaged in property management and custom fabrication of rain gutter systems through its Custom Flo Seamless Gutter Systems Division, in Crawfordsville, Indiana.

     John M. Horner (age 66) has served as Dealer Principal of Horner Pontiac Buick GMC in Crawfordsville since 1974.

     Joseph M. Malott (age 65) has been self-employed as a consultant to financial institutions since 1990.

     Harry A. Siamas (age 52) has practiced law in Crawfordsville since 1976 and has served as the Association's attorney for more than 18 years.

     Joseph E. Timmons (age 68) is currently President of the Holding Company and of the Association, having served as President and Chief Executive Officer of the Holding Company from 1997 to 2002, and President and Chief Executive
Officer of the Association from 1974 to 2002. He has been an employee of the Association since 1954.

     THE DIRECTORS SHALL BE ELECTED UPON RECEIPT OF A PLURALITY OF VOTES CAST AT THE ANNUAL SHAREHOLDERS MEETING. PLURALITY MEANS THAT INDIVIDUALS WHO RECEIVE THE LARGEST NUMBER OF VOTES CAST ARE ELECTED UP TO THE MAXIMUM NUMBER OF DIRECTORS TO BE CHOSEN AT THE MEETING. ABSTENTIONS, BROKER NON-VOTES, AND INSTRUCTIONS ON THE ACCOMPANYING PROXY TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES WILL RESULT IN THE RESPECTIVE NOMINEE RECEIVING FEWER VOTES. HOWEVER, THE NUMBER OF VOTES OTHERWISE RECEIVED BY THE NOMINEE WILL NOT BE REDUCED BY SUCH ACTION.

The Board of Directors and its Committees

     During the fiscal year ended December 31, 2002, the Board of Directors of the Holding Company held meetings and acted by written consent 13 times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of the Holding Company held while he served as director and of meetings of committees which he served during that fiscal year. The Board of Directors of the Holding Company has an Audit Committee, a Stock Compensation Committee and a Nominating Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

     The Audit Committee, comprised of Messrs. Boots, Grush, Malott, and Horner, recommends the appointment of the Holding Company's independent accountants, and meets with them to outline the scope and review the results of such audit. The Audit Committee met two times during the fiscal year ended December 31, 2002.

     The Stock Compensation Committee administers the Option Plan and the RRP. The members of that Committee are Messrs. Boots, Burkett, Grush, Hildebrand, and Horner. It met one time during fiscal 2002.

     The Nominating Committee selects the individuals who will run for election to the Holding Company's Board of Directors each year. Its members for this year's nominations were Mark E. Foster, Philip L. Boots, and Marvin L. Burkett. It did not meet in 2002 as it was recently constituted. Although the Nominating Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose. Directors must satisfy certain qualification requirements set forth in the Holding Company's By-Laws. Article III, Section 12 of the Holding Company's By-Laws provides that shareholders entitled to vote for the election of directors may name nominees for election to the Board of Directors but there are certain requirements that must be satisfied in order to do so. Among other things, written notice of a proposed nomination must be received by the Secretary of the Holding Company not less than 120 days prior to the Annual Meeting; provided, however, that in the event that less than 130 days' notice or public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure includes the date of the Annual Meeting specified in the Holding Company's By-Laws if the Annual Meeting is held on such date), notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Management Remuneration and Related Transactions

     Remuneration of Named Executive Officer

     During the fiscal year ended December 31, 2002, no cash compensation was paid directly by the Holding Company to any of its executive officers. Each of such officers was compensated by the Association.

     The following tables set forth information as to annual, long term and other compensation for services in all capacities to the persons who served as Chief Executive Officer of the Holding Company during the fiscal year ended December 31, 2002 (the "Named Executive Officers"). There were no other executive officers of the Holding Company who earned over $100,000 in salary and bonuses during the fiscal year ended December 31, 2002.

                                                         Summary Compensation Table
                                                                                Long Term Compensation
                                                Annual Compensation                    Awards
                                       ---------------------------------------  -----------------------
                                                                    Other                                    All
                                                                   Annual       Restricted   Securities      Other
Name and                      Fiscal                               Compen-         Stock     Underlying     Compen-
Principal Position             Year    Salary ($)(1)  Bonus ($)   sation($)(2)   Awards($)   Options(#)     sation($)
------------------            ------   -------------  ---------   ------------  -----------  ----------     ---------
Joseph E. Timmons,             2002     $114,500      $20,000        --            --           --              --
   President                   2001     $118,500      $40,000        --            --           --              --
                               2000     $114,000           --        --            --           --              --
Alan L. Grimble,               2002     $100,000      $30,000        --            --           --              --
   Chief Executive
   Officer (3)
--------------------------

(1)  This column includes directors fees paid to Mr. Timmons.

(2)  Mr.  Timmons  and  Mr.  Grimble  received  certain  perquisites,   but  the
     incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of his salary and bonus.

(3) Mr. Grimble replaced Mr. Timmons as chief executive officer of the Holding Company on April 26, 2002.

     Stock Options

     The following table includes the number of shares covered by exercisable and unexercisable stock options held by the Named Executive Officer as of December 31, 2002. Also reported are the values for "in-the-money" options
(options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.


                                   Outstanding Stock Option Grants and Value Realized as of 12/31/02

                                           Number of                              Value of Unexercised
                                      Securities Underlying                            In-the-Money
                                       Unexercised Options                             Options at
                                      at Fiscal Year End (#)                     Fiscal Year End ($) (1)
                                ---------------------------------           ---------------------------------
Name                            Exercisable         Unexercisable           Exercisable         Unexercisable
-----------------------         -----------         -------------           -----------         -------------
Joseph E. Timmons                  34,260               40,740                 $37,900             $45,069
Alan L. Grimble                        --                   --                      --                  --
----------------------

(1) Amounts reflecting gains on outstanding options are based on the closing price per share for the shares on December 30, 2002, which was $15.70 per share.

(2) The shares represented could not be acquired by the Named Executive Officers as of December 31, 2002.

     No stock options were granted to or exercised by the Named Executive Officers during fiscal 2002.

     Employment Contract

     The Association has entered into three-year employment contracts with Mr. Timmons and with Mr. Grimble (the "Employees"). The contracts with Mr. Timmons and Mr. Grimble extend annually for an additional one-year term to maintain their three-year terms if the Association's Board of Directors determines to so extend them, unless notice not to extend is properly given by either party to the contract. The Employees receive their current salary under the contracts, subject to increases approved by the Board of Directors. The contracts also provide, among other things, for participation in other fringe benefits and benefit plans available to the Association's employees. The Employees may terminate their employment upon 60 days' written notice to the Association. The Association may discharge the Employees for cause (as defined in the contracts) at any time or in certain specified events. If the Association terminates the Employees' employment for other than cause or if the Employees terminate their own employment for cause (as defined in the contracts), the Employees will receive their base compensation under the contract for an additional three years if the termination follows a change of control in the Holding Company, and for the balance of the contracts if the termination does not follow a change in control. In addition, during such period, the Employees will continue to participate in the Association's group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the Employees will have the right to cause the Association to purchase any stock options they hold for a price equal to the fair market value (as defined in the contracts) of the shares subject to such options minus their option price. If the payments provided for in the contracts, together with any other payments made to the Employees by the Association, are deemed to be payments in violation of the "golden parachute" rules of the Internal Revenue Code of 1986, as amended (the "Code"), such payments will be reduced to the largest amount which would not cause the Association to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contract to an Employee if the contract were terminated after a change of control of the Holding Company, without cause by the Association, or for cause by the Employee, would be $315,000 for Mr. Timmons and $300,000 for Mr. Grimble. For purposes of these employment contracts, a change of control of the Holding Company is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Savings and Loan Holding Company Act.

     The employment contracts protect the Association's confidential business information and protect the Association from competition by the Employees should they voluntarily terminate their employment without cause or be terminated by the Association for cause.

     A similar three-year employment contract has been entered into with another executive officer of the Holding Company. The cash compensation which would be paid under this contract if the affected employee was terminated after a change of control of the Holding Company, without cause by the Association, or for cause by the employee, would be $270,000.

Compensation of Directors

     The Association pays its directors a monthly retainer of $500 plus $250 for each month in which they attend one or more meetings. Total fees paid to its directors and advisory directors for the year ended December 31, 2002, were approximately $95,750.

     Directors of the Holding Company are not currently paid directors' fees. The Holding Company may, if it believes it is necessary to attract qualified directors or is otherwise beneficial to the Holding Company, adopt a policy of paying directors' fees.

Pension Plan

     The Association's full-time employees are included in the Association's Pension Plan. Separate actuarial valuations are not made for individual employer members of the Pension Plan. Association employees are eligible to participate in the plan once they have attained the age of 21 and completed one year of service for the Association; provided that the employee is expected to complete a minimum of 1,000 hours of service in the 12 consecutive months following his enrollment date. An employee's pension benefits are 100% vested after five years of service.

     The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee's average salary (for the employee's highest five consecutive years of salary) times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant's age and years of service. The Association did not make any contributions to the Pension Plan during the fiscal year ended December 31, 2002.

     The estimated base annual retirement benefits presented on a straight-line basis payable at normal retirement age (65) under the Pension Plan to persons in specified salary and years of service classifications are as follows (benefits noted in the table are not subject to any offset).


   Highest 5-Year                                            Years of Service
      Average           --------------------------------------------------------------------------------------
   Compensation           15            20           25           30            35           40            45
   ------------         -------      -------      -------      -------       -------      -------     ---------
     $ 80,000           $18,000      $24,000      $30,000      $36,000       $42,000      $48,000     $  54,000
     $100,000           $22,500      $30,000      $37,500      $45,000       $52,500      $60,000     $  67,500
     $120,000           $27,000      $36,000      $45,000      $54,000       $63,000      $72,000     $  81,000
     $140,000           $31,500      $42,000      $52,500      $63,000       $73,500      $84,000     $  94,500
     $160,000           $36,000      $48,000      $60,000      $72,000       $84,000      $96,000     $ 108,000

     Benefits are currently subject to maximum Code limitations of $160,000 per year. The years of service credited to under the Pension Plan as of December 31, 2002, were 47 to Mr. Timmons and four to Mr. Grimble.

Transactions With Certain Related Persons

     The law firm Collier, Homann & Siamas, based in Crawfordsville, Indiana, of which Harry A. Siamas, a director of the Holding Company, is a partner, and the law firm Henthorn Harris & Weliever, P.C., of which C. Rex Henthorn is a partner, served as legal counsel to the Holding Company and its subsidiaries in various matters during 2002. The Holding Company expects to continue using the services of these law firms for such matters in the current fiscal year.

     The Association has followed a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence and other loans. These loans are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and their associates totaled approximately $3,913,000 or 10.5% of net worth, at December 31, 2002.

     Current law authorizes the Association to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to its employees. At present, the Association's loans to executive officers, directors, principal shareholders and employees are made on the same terms generally available to the public. The Association may in the future, however, adopt a program under which it may waive loan application fees and closing costs with respect to loans made to such persons. Loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Association's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. The Association's policy regarding loans to directors and all employees meets the requirements of current law.

Joint Report of the Salary Committee and the Stock Compensation Committee

     The Salary Committee of the Board of Directors of the Association was comprised during fiscal 2002 of Messrs. Horner, Grush, Malott and Foster. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Salary Committee relating to salaries of the Association's executive officers are approved by the full Board of Directors of the Association. In fiscal 2002, there were no modifications to Salary Committee actions and recommendations made by the full Board of Directors of the Association. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Salary Committee reviews information provided to it by independent compensation consultants in making its decisions.

     The objectives of the Salary Committee and the Stock Compensation Committee with respect to executive compensation are the following:

     (1) provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Holding Company's and the Association's long-term success;

     (2)  reward  executive   officers  based  upon  their  ability  to  achieve
          short-term and long-term strategic goals and objectives and to enhance shareholder value; and

     (3) align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Holding Company's shares increases.

     At present, the Holding Company's and the Association's executive compensation program is comprised of base salary and annual incentive bonuses. The Option Plan and the RRP provide long-term incentive bonuses in the form of stock options and awards of Common Stock. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance. The annual incentive bonuses are tied to the Holding Company's performance in the areas of growth, profit, quality, and productivity as they relate to earnings per share and return on equity for the current fiscal year, and it is expected that stock options will have a direct relation to the long-term enhancement of shareholder value. In years in which the performance goals of the Holding Company are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.

     Base Salary. Base salary levels of the Holding Company's executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Salary Committee also takes into account individual experience and performance.

     Mr. Grimble became the Holding Company's Chief Executive Officer on April 26, 2002. Mr. Grimble received a base salary of $80,000 in 2001 and $100,000 in 2002.

     Annual Incentive Bonuses. Under the Association's bonus plan, all employees of the Association receive a cash bonus for any fiscal year in which the Association achieves certain goals, as established by the Board of Directors, in the areas of growth, profit, quality and productivity as they relate to earnings per share and return on equity.

     The Holding Company believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives, since executives receive no bonuses unless the above-mentioned goals are achieved and since the level of those bonuses will increase with greater achievement of those goals.

     Mr. Grimble's bonus for fiscal 2002 was $30,000, compared to $20,000 paid for 2001.

     Stock Options. The Option Plan is intended to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enabling executives to acquire a significant ownership position in the Holding Company's Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Compensation Committee has determined and will determine the number of option grants to make to executive officers based on the practices of comparable financial institutions as well as the executive's level of responsibility and contributions to the Holding Company.

     RRP. The RRP is intended to provide directors and officers with an ownership interest in the Holding Company in a manner designed to encourage them to continue their service with the Holding Company. In fiscal 1998, the Bank contributed funds to the RRP to enable the RRP to acquire 121,670 shares of Common Stock. Of these shares, 78,900 were awarded to the Holding Company's directors and officers, and vest gradually over a five-year period at a rate of 20% of the shares awarded at the end of each 12-month period of service by the director or officer with the Holding Company. In fiscal 2001, Mr. Grimble received an award of 10,000 shares, 2,000 of which have vested as of the date hereof. This gradual vesting of a director's or officer's interest in the shares awarded under the RRP is intended to create a long-term incentive for the director or officer to continue his service with the Holding Company.

     Finally, the Committee notes that Section 162(m) of the Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table on page six for fiscal 2002 exceeded the threshold for deductibility under section 162(m).

     The Compensation Committee and the Stock Compensation Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Holding Company's shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 2002 for executives and for the chief executive officer adequately reflect the Holding Company's compensation goals and policies.

     Salary Committee Members           Stock Compensation Committee Members
          John M. Horner                           Philip L. Boots
         Phillip E. Grush                         Marvin L. Burkett
         Joseph M. Malott                         Phillip E. Grush
          Mark E. Foster                      Samuel H. Hildebrand, II
                                                   John M. Horner

Performance Graph

     The following graph shows the performance of the Holding Company's Common Stock since December 29, 1997, in comparison to the NASDAQ Stock Market and the NASDAQ Bank Index.

                COMPARISON OF A 5 YEAR CUMULATIVE TOTAL RETURN*
                         AMONG UNION COMMUNITY BANCORP,
                      THE NASDAQ STOK MARKET (U.S.) INDEX
                           AND THE NASDAQ BANK INDEX

[GRAPH OMITTED]

                                                Period Ending
                            ---------------------------------------------------
Index                        12/97    12/98    12/99    12/00    12/01    12/02
------------------------    ------   ------   ------   ------   ------   ------
Union Community Bancorp     100.00    78.97    80.39    95.97   111.56   130.52
NASDAQ - Total US*          100.00   140.99   261.48   157.42   124.89    86.33
NASDAQ Bank Index*          100.00    99.36    95.51   108.95   117.97   120.61


*$100 Invested on 12/31/97 in stock or index-including reinvestment of dividends
Fiscal year ending December 31.

Audit Committee Report, Charter, and Independence

     Audit Committee Report. The Audit Committee reports as follows with respect to the audit of the Holding Company's financial statements for the fiscal year ended December 31, 2002, included in the Holding Company's Shareholder Annual Report accompanying this Proxy Statement ("2002 Audited Financial Statements"):

     The Committee has reviewed and discussed the Holding Company's 2002 Audited Financial Statements with the Company's management.

     The Committee has discussed with its independent auditors (BKD, LLP) the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of the Holding Company's financial statements. BKD, LLP did not use any employees other than its full-time permanent employees on its audit of the Holding Company's 2002 Audited Financial Statements.

     The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditor's independence from the Holding Company and its related entities) and has discussed with the auditors the auditors' independence from the Holding Company. The Committee considered whether the provision of services by its independent auditors, other than audit services and reviews of Forms 10-Q, is compatible with maintaining the auditors' independence.

     Based on review and discussions of the Holding Company's 2002 Audited Financial Statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Holding Company's 2002 Audited Financial Statements be included in the Holding Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     This Report is respectfully submitted by the Audit Committee of the Holding Company's Board of Directors.

                             Audit Committee Members
                             -----------------------
                                 Philip L. Boots
                                Phillip E. Grush
                                 John M. Horner
                                Joseph M. Malott

     Audit Committee Charter. The Board of Directors has adopted a written charter for the Audit Committee. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

     Independence of Audit Committee Members. The Holding Company's Audit Committee is comprised of Messrs. Boots, Horner, Grush, and Malott. Each of these members meets the current requirements for independence set forth in the Listing Standards of the National Association of Securities Dealers.

                    PROPOSAL II -- RATIFICATION OF AUDITORS

     The Board of Directors proposes that the shareholders ratify at the Annual Meeting of Shareholders the appointment of BKD, LLP, certified public accountants, as independent auditors of the Holding Company for the fiscal year ending December 31, 2003. BKD, LLP has served as auditors for the Association since July 1, 1995, and for the Holding Company since its formation in 1997. The Holding Company believes that a representative of BKD, LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she so desires. He or she will also be available to respond to any appropriate questions shareholders may have.

     Accountants' Fees

     Audit Services. The aggregate fees billed by BKD, LLP for audit services relating to the audit of the 2002 Audited Financial Statements and for reviews of the Holding Company's financial statements included in its Forms 10-Q for the year 2002 were $76,000.

     Financial Information System Design and Implementation Fees. BKD, LLP did not bill the Holding Company for any information technology services rendered during 2002.

     All Other Fees. BKD, LLP billed the Holding Company $36,000 for services other than those described above rendered during 2002.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") requires that the Holding Company's officers and directors and persons who own more than 10% of the Holding Company's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Holding Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of each forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Holding Company believes that during the fiscal year ended December 31, 2002, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to
Section 16(a) of the 1934 Act were satisfied in a timely manner, except that (1) Samuel H. Hildebrand reported approximately one year late his sale of 1,040 shares on August 10, 2001, (2) Denise Swearingen reported her sale of 1,000 shares on July 31, 2001, about one year late, (3) Phillip E. Grush reported his sale of 1,040 shares on August 10, 2001, about one year late, (4) Alan L. Grimble reported his grant on June 29, 2001, of 10,000 shares under the RRP about seven months late, and (5) Ronald L. Keeling, a former officer of the Association, reported his sale of 1,500 shares on July 31, 2001, about one year late.

                              SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have presented at the next Annual Meeting of the Holding Company and included in the Proxy Statement and form of proxy relating to that meeting must be received at the main office of the Holding Company for inclusion in the proxy statement no later than 120 days in advance of March 12, 2004. Any such proposal should be sent to the attention of the Secretary of the Holding Company at 221 E. Main Street, Crawfordsville, Indiana 47933, and will be subject to the requirements of the proxy rules under the Securities Exchange Act of 1934 and, as with any shareholder proposal (regardless of whether included in the Holding Company's proxy materials), the Holding Company's articles of incorporation, by-laws and Indiana law.

     A shareholder proposal being submitted for presentation at the Annual Meeting but not for inclusion in the Holding Company's proxy statement and form of proxy, will normally be considered untimely if it is received by the Holding Company later than 120 days prior to the Annual Meeting. If, however, less than 130 days' notice or prior public disclosure of the date of the next Annual Meeting is given or made to shareholders (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), such proposal shall be considered untimely if it is received by the Holding Company later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If the Holding Company receives notice of such proposal after such time, each proxy that the Holding Company receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in the Holding Company's proxy statement for the next Annual Meeting.

                                 OTHER MATTERS

     Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by the Holding Company. The Holding Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Holding Company may solicit proxies personally or by telephone without additional compensation.

     Each shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed envelope.

                                            By Order of the Board of Directors




                                            By: /s/ Joseph E. Timmons
                                                --------------------------------
                                                Joseph E. Timmons, President

March 12, 2003

REVOCABLE PROXY

                             UNION COMMUNITY BANCORP
                         Annual Meeting of Shareholders
                                 April 16, 2003

     The undersigned hereby appoints J. Lee Walden and Denise E. Swearingen, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Union Community Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Crawfordsville Country Club at 2904 Country Club Road, Crawfordsville, Indiana, on Wednesday, April 16, 2003, at 3:00 p.m., and at any and all adjournments thereof, as follows:

1. The election as directors of all nominees listed below, except as marked to the contrary |_| FOR |_| VOTE WITHHELD

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below:

  C. Rex Henthorn    Samuel H. Hildebrand    Joseph M. Malott    Harry A. Siamas
                          (each for a three-year term)

2. Ratification of the appointment of BKD, LLP as auditors for the year ending December 31, 2003. |_| FOR |_| AGAINST |_| ABSTAIN

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

     The Board of Directors recommends a vote "FOR" each of the listed propositions.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


This Proxy may be revoked at any time prior to the voting thereof.
The undersigned acknowledges receipt from Union Community Bancorp, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and an Annual Report to Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                                                __________________________, 2003


                                                ________________________________
                                                Signature of Shareholder


                                                ________________________________
                                                Signature of Shareholder


                                                Please sign as your name appears
                                                on the envelope in which this
                                                card was mailed.  When signing
                                                as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give your full
                                                title. If shares are held
                                                jointly, each holder should
                                                sign.